Exhibit (a)(5)

AMENDMENT

TO

AMENDED AND RESTATED DECLARATION OF TRUST

OF

STATE STREET INSTITUTIONAL FUNDS

Effective as of January 11, 2019 and pursuant to ARTICLE 12, Section 12.1 of the Amended and Restated Declaration of Trust of State Street Institutional Funds (the “Declaration of Trust”), ARTICLE 5, Section 5.11.13 and ARTICLE 10, Section 10.5.3 of the Declaration of Trust are hereby amended, respectively, to read as follows:

Section 5.11.13. Indemnification. The Trustees shall have the power to cause the Trust to indemnify any Covered Person or any person with whom the Trust or any Series has dealings, including the Investment Adviser, Administrator, Distributor, Transfer Agent and selected dealers, to such extent as the Trustees shall determine.

Section 10.5.3. Rights of Indemnification. The rights of indemnification herein provided may be insured against by policies maintained by the Trust, and shall be severable, shall not affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be a Covered Person, and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which Trust personnel other than Covered Persons may be entitled by contract or otherwise under law. The rights provided in this Section 10.5 shall not be exclusive of or affect or limit any other rights, including the rights of indemnification or advancement, to which any Covered Person may be entitled from the Trust or otherwise.

IN WITNESS WHEREOF, the undersigned Trustees have executed this Amendment to the Declaration of Trust this 11th day of January, 2019.

Signature	Signature

/s/ Michael A. Jessee	/s/ Patrick J. Riley
Michael A. Jessee	Patrick J. Riley

/s/ Rina K. Spence	/s/ Richard D. Shirk
Rina K. Spence	Richard D. Shirk

/s/ Michael F. Holland	/s/ John R. Costantino
Michael F. Holland	John R. Costantino

/s/ Donna M. Rapaccioli	/s/ Ellen M. Needham
Donna M. Rapaccioli	Ellen M. Needham

/s/ Jeanne M. La Porta
Jeanne M. La Porta